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                                                                    EXHIBIT 23.1





                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
ICOS Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-63790) on Form S-3 and (Nos. 33-48401, 33-80680, 33-64762, 333-08485,
333-78315, 333-72564 and 333-98071) on Form S-8 of ICOS Corporation of our report dated January 30, 2003, with respect to the consolidated balance sheets of ICOS Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of ICOS Corporation.

Our report refers to a change in the method of accounting for nonrefundable technology license fees and milestones in 2000.

/s/ KPMG LLP

Seattle, Washington
March 10, 2003